August 15, 2005

Mr. Ronald Shapss, CEO
Humana Trans Services Holding Corp.
4400 Route 9 South
Freehold, NJ 07728

Re: Stratus Services Group, Inc. (“Stratus” or “Company”); Letter of Intent

Dear Mr. Shapss:

Please let this serve as a Letter of Intent (the “LOI”) between Stratus and Humana Trans Service Holding Corp. (“Humana”) relative to Humana and Stratus entering into a Management Agreement whereby Humana will provide certain management, financial, strategic and marketing advisory services to Stratus, along with, inter alia, a bridge financing of $500,000, and the employment by Stratus of Ron Shapss as CEO and Jim Zimbler as Executive Vice President for Business Development (the “Management Transaction”).

The terms of the Management Transaction shall be in substantially the form of the Management Agreement, Compensation Agreement of Ron Shapss, Compensation Agreement of James Zimbler, Promissory Note and Security Agreement previously distributed to the Company’s and Humana’s respective Boards and currently being discussed among the parties, along with such other ancillary documents as shall be necessary to document and complete the Management Transaction (the “Management Transaction Documents”).

The entering into of the Management Transaction is subject to the following conditions:

1. Humana will provide a Bridge Loan in the amount of $500,000 to the Company, by September 2, 2005;
2. Humana will, by August 26, 2005, provide new receivable financing or some other line of credit for the Company to replace the Company’s current line of credit, or work out satisfactory forbearance or other accommodation with the Company’s current lender, Capital Temp Funds, Inc. until such time as Humana completes the receivables financing, for which Humana will have received a binding commitment.

3. All other items of the Management Transaction shall be negotiated in good faith with the intent of completing the Management Transaction within the spirit of the intent of this Letter of Intent and in compliance with any laws or regulations.
4. Confidentiality. Each party hereto shall keep this Letter of Intent and the proposed terms of the Transaction described herein confidential, and no party hereto shall disclose this Letter of Intent or any terms to third parties, unless agreed to by both parties or otherwise required by law.

4.1. Definition. This Agreement shall apply to all Confidential Information disclosed by either party to the other party. “Confidential Information” means nonpublic information designated by either party as being confidential or which, under the circumstances surrounding disclosure, ought to be treated as confidential. Confidential Information includes but is not limited to any written information, tangible materials and documents provided by either party to the other, including documents provided at the time of this Agreement which may be initialed, dated and attached hereto.

4.2. Exceptions. Confidential Information shall not include any information that (a) is already known to the receiving party without an obligation of confidentiality at the time of this disclosure, (b) becomes publicly available through no wrongful act of the receiving party, (c) is rightfully received from a third party without restriction on disclosure or without breach of an obligation to the disclosing party, (d) is independently developed by the receiving party, (e) is approved for release by written authorization of the disclosing party, or (f) is disclosed pursuant to a requirement of a governmental agency or of law.

4.3. Nondisclosure. The receiving party agrees to hold said Confidential Information in strict confidence and not to disclose the Confidential Information to any third parties or use it for any commercial purposes without the prior written permission of the disclosing party. The receiving party shall take reasonable security precautions to prevent wrongful disclosure or use of the Confidential Information. The receiving party may disclose the Confidential Information to its employees, but only on a need-to-know basis, and the receiving party agrees that all such employees must sign an appropriate nondisclosure agreement with the receiving party in which the employee agrees not to disclose such Confidential Information to third parties, including consultants, without the prior written permission of the receiving party.

4.4. Copies and Disassembling. The receiving party will not make copies of any documents containing Confidential Information, except on a need-to-know basis. The receiving party will not disassemble, decompile or reverse engineer any materials, items or software provided by the disclosing party to the receiving party.

4.5. Notice of Misappropriation. The receiving party will promptly inform the disclosing party in writing of any misappropriation, unauthorized use, or disclosure of the Confidential Information and will cooperate with the disclosing party in every reasonable way in the disclosing party’s efforts to prevent further disclosure and to obtain possession of the misappropriated Confidential Information.

4.6. Return of Materials. Upon written request from the disclosing party, the receiving party shall return to the disclosing party all documentation, materials and other items containing the Confidential Information of the disclosing party and all copies thereof that are in the receiving party’s possession or control.

4.7. Equitable Relief and Fees. Both parties acknowledge that the unauthorized disclosure or use of the Confidential Information could cause irreparable harm and significant injury that may be difficult to ascertain. Accordingly, both parties agree that they shall have the right to seek an immediate injunction enjoining any breach of this Agreement, in addition to any other remedies to which it may be entitled including money damages. In any action to enforce this Agreement, the prevailing party will be entitled to its attorney’s fees excluding in-house legal staff in additional to any other recovery awarded.

The purpose of this Letter of Intent is solely to state the terms of the Management Agreement, which terms shall be used as a basis to finalize and enter into definitive Management Transaction documents. Any Management Transaction is subject to the approval of the Board of Directors of Stratus (already obtained as of the date hereof) and the Board of Directors of Humana.

We are excited about this proposed Management Transaction and upon your execution of this Letter of Intent. We will expend the time and effort necessary so that we may consummate a transaction on or before August 31, 2005.

Very truly yours,

STRATUS SERVICES GROUP, INC.

By:     /s/ Joseph J. Raymond
Joseph J. Raymond
President & CEO

ACCEPTED AND AGREED to
As of the 15th day of August, 2005:

Humana Trans Services
Holding Corp.

By:  /a/ James W. Zimbler
Name: James W. Zimbler
Title: Vice President